Exhibit 99.1

Contacts:
Investors
Brad Berning
ir@zillowgroup.com

Media
Gina Cole
press@zillow.com
Zillow Group Reports Second-Quarter 2026 Financial Results
SEATTLE, August 5, 2026 — Zillow Group, Inc. (NASDAQ: Z and ZG), which is transforming the way people buy, sell, rent and finance homes, today announced its consolidated financial results for the three months ended June 30, 2026.
Complete financial results for the second quarter and outlook for the third quarter and the full year of 2026 can be found in the shareholder letter on the Investor Relations section of Zillow Group’s website at https://investors.zillowgroup.com/investors/financials/quarterly-results/default.aspx.
“Zillow delivered another quarter of strong results and consistent execution. We outperformed the broader housing market and our outlook, and we are on track toward our full-year goals,” said Zillow Chief Executive Officer Jeremy Wacksman. “Zillow is the operating system for modern real estate, and we are building toward a future where getting home through the integrated experience on Zillow is the standard for renters, buyers, sellers and the industry professionals who guide them through it.”
Recent highlights include:
•Q2 revenue was up 18% year over year to $772 million, above the high end of the company’s outlook range. The residential real estate industry grew by 6% in Q2.1 The company estimates Q2 purchase mortgage origination volume for the industry was approximately flat year over year, which more closely represents the company’s customer base.
◦For Sale revenue was up 14% year over year in Q2 to $549 million.
▪Residential revenue was up 7% year over year in Q2 to $465 million, benefiting from growth in Preferred, Zillow Showcase, New Construction and the company’s suite of agent software tools.
▪Mortgages revenue increased 75% year over year to $84 million in Q2, primarily due to a 95% increase in purchase loan origination volume to $2.2 billion.
◦Rentals revenue increased 31% year over year in Q2 to $209 million, primarily driven by multifamily revenue growing 42% year over year.
•Net loss was $4 million in Q2, and net loss margin was 1%, an 80-basis-point decrease year over year. Diluted net loss per share was $0.02 compared to diluted net income per share of $0.01 in Q2 a year ago.
•Adjusted net income was $118 million and Diluted adjusted net income per share was $0.52 compared with $0.40 in Q2 a year ago.2
•Q2 Adjusted EBITDA was $176 million, above the high end of our outlook range, and Adjusted EBITDA margin was 23%.2
•Cash and investments at the end of Q2 were $682 million. In Q2, the company repurchased 5.6 million shares for $200 million.
•Traffic to Zillow Group’s mobile apps and sites in Q2 was down 2% year over year to 239 million average monthly unique users.3 Visits during Q2 were down 2% year over year to 2.5 billion. According to Comscore, which tracks growth trends across the residential real estate category, Zillow’s average monthly unique visitors in Q2 outperformed the category, which saw a decline overall, similar to other leading indicators that are pointing to a slower second half. Zillow is the only large company in the category, according to Comscore, to consistently expand its reach with the real estate audience over the past seven quarters.
1 National Association of Realtors® existing homes sold during Q2 2026 multiplied by the average selling price per home for Q2 2026 compared with the same period in 2025
2 Adjusted net income, Diluted adjusted net income per share, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures; they are not calculated or presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Please see the “Use of Non-GAAP Financial Measures” section below for more information about our presentation of these non-GAAP financial measures, including a reconciliation to the most directly comparable GAAP financial measures for the relevant period.
3 For information on the company’s calculation of average monthly unique users and visits, please see Zillow Group’s publicly available filings with the U.S. Securities and Exchange Commission.

Second-Quarter 2026 Financial Highlights

The following table sets forth Zillow Group’s financial highlights for the periods presented (in millions, except percentages, unaudited):

	Three Months Ended June 30,		2025 to 2026 % Change	Six Months Ended June 30,		2025 to 2026 % Change
	2026	2025		2026	2025
Revenue:
For Sale revenue:
Residential	$465	$434	7%	$915	$851	8%
Mortgages	84	48	75%	148	89	66%
Total For Sale revenue	549	482	14%	1,063	940	13%
Rentals	209	159	31%	392	288	36%
Other	14	14	—%	25	25	—%
Total revenue	$772	$655	18%	$1,480	$1,253	18%
Other Financial Data:
Gross profit	$562	$489		$1,081	$948
Net income (loss)	$(4)	$2		$42	$10
Diluted net income (loss) per share	$(0.02)	$0.01		$0.18	$0.04
Net cash provided by operating activities	$11	$87		$211	$191
Non-GAAP Financial Measures:(1)
Adjusted EBITDA	$176	$155		$374	$308
Adjusted net income	$118	$101		$263	$206
Diluted adjusted net income per share	$0.52	$0.40		$1.12	$0.81
Adjusted free cash flow	$96	$100		$223	$188
Percentage of Revenue:
Gross profit	73%	75%		73%	76%
Net income (loss)	(1)%	—%		3%	1%
Adjusted EBITDA(1)	23%	24%		25%	25%
Adjusted net income(1)	15%	15%		18%	16%
(1) These are non-GAAP financial measures. Please see the “Use of Non-GAAP Financial Measures” section below for more information about our presentation of these non-GAAP financial measures, including a reconciliation to the most directly comparable GAAP financial measures for the relevant period.

Conference Call and Webcast Information

Zillow Group will host a live webcast to discuss these results today at 2 p.m. Pacific time (5 p.m. Eastern time). Please register for the live event at https://zillow-q2-26-financial-results.open-exchange.net/. A shareholder letter and link to both the live webcast and recorded replay of the call may be accessed in the Quarterly Results section of Zillow Group’s Investor Relations website.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding the company’s business strategies, the execution of those strategies, and their impact on consumers and real estate professionals. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “predict,” “will,” “projections,” “continue,” “estimate,” “outlook,” “guidance,” “would,” “could,” “strive” or similar expressions constitute forward-looking statements. Forward-looking statements are made based on assumptions as of August 5, 2026, and although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee these results. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control.

Factors that may contribute to such differences include, but are not limited to: the health and stability of the economy and United States residential real estate industry, including changes in inflationary conditions, interest rates, housing availability and affordability, labor shortages and supply chain issues; our ability to manage advertising, product inventory and pricing, and to maintain relationships with our real estate partners; our ability to establish or maintain relationships with listing and data providers, which affects traffic to our mobile apps and websites; or changes to our rights to use or timely access listing data, or to the quality or quantity of such listing data; our ability to comply with current and future rules and requirements promulgated by National Association of REALTORS®, multiple listing services, or other real estate industry groups or governing bodies, or decisions to repeal, amend or not enforce such rules and requirements; our ability to navigate industry changes, including as a result of past, pending or future lawsuits, settlements or government investigations, which may include lawsuits, settlements or investigations in which we are not a named party; uncertainties related to policy changes, enforcement priorities, or government shutdowns at the federal and state levels; our ability to continue to innovate and compete to attract customers and real estate partners; our ability to effectively invest resources to pursue new strategies, develop new products and services and expand existing products and services into new markets; our ability to operate and grow Zillow Home Loans’ mortgage operations, including the ability to obtain or maintain sufficient financing to fund the origination of mortgages, meet customers’ financing needs with product offerings, continue to grow origination operations and resell originated mortgages on the secondary market; the duration and impact of natural disasters, climate change, geopolitical events, and other catastrophic events (including public health crises) on our ability to operate, demand for our products or services, or general economic conditions; our public statements, disclosures, targets, and product features related to sustainability matters; our ability to maintain adequate security controls or technology systems, or those of third parties on which we rely, to protect data integrity and the information and privacy of our customers and other third parties; our ability to navigate any significant disruption in service on our mobile apps or websites or in our network; the impact of past, pending or future litigation and other disputes or enforcement actions, which may include lawsuits or investigations to which we are not a party; our ability to attract, engage, and retain a highly skilled workforce; mergers, acquisitions, investments, strategic partnerships, capital-raising activities, or other corporate transactions or commitments by us or our competitors; our ability to continue relying on third-party services to support critical functions of our business; our ability to protect and continue using our intellectual property and prevent others from copying, infringing upon, or developing similar intellectual property, including as a result of artificial intelligence; our ability to comply with domestic and international laws, regulations, rules, contractual obligations, policies and other obligations, or to obtain or maintain required licenses to support our business and operations; our ability to pay our debt or to raise additional capital or refinance our indebtedness on acceptable terms, or at all; actual or anticipated fluctuations in quarterly and annual results of operations and financial position; actual or perceived inaccuracies in the assumptions, estimates and internal or third-party data that we use to calculate business, performance and operating metrics; and volatility of our Class A common stock and Class C capital stock prices.
The foregoing list of risks and uncertainties is illustrative but not exhaustive. For more information about potential factors that could affect Zillow Group’s business and financial results, please review the “Risk Factors” described in Zillow Group’s publicly available filings with the United States Securities and Exchange Commission. Except as may be required by law, Zillow Group does not intend and undertakes no duty to update this information to reflect future events or circumstances.
About Zillow Group, Inc.
Zillow Group, Inc. (Nasdaq: Z and ZG) is reimagining real estate to make home a reality for more and more people.
As the most visited real estate app and website in the United States, Zillow connects hundreds of millions of consumers with innovative technology, trusted agents and loan officers, and seamless digital solutions. With industry-leading tools and resources, Zillow supercharges real estate professionals so they can grow their businesses and deliver exceptional client experiences. For renters and housing providers, Zillow offers not only a robust marketplace but a set of end-to-end products and services to streamline applications, leases, payments and more.
Zillow’s ecosystem spans the entire home journey — from dreaming and shopping to renting, buying, selling and financing.
Zillow Group’s affiliates, subsidiaries, and brands include Zillow®, Zillow Premier Agent®, Zillow Home Loans®, Zillow Rentals®, Zillow® New Construction, Trulia®, StreetEasy®, Out East®, HotPads®, Follow Up Boss®, ShowingTime®, dotloop® and Zillow® Closing.
All marks herein are owned by MFTB Holdco, Inc., a Zillow affiliate. Zillow Home Loans, LLC is an Equal Housing Lender, NMLS #10287 (www.nmlsconsumeraccess.org). © 2026 MFTB Holdco, Inc., a Zillow affiliate.
Please visit https://investors.zillowgroup.com, www.zillow.com/news, and www.linkedin.com/company/zillow, where Zillow Group discloses information about the company, its financial information, and its business that may be deemed material.
Logos for Zillow Group and some of its key brands are available at https://zillow.com/news/logos/.
(ZFIN)

Use of Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results and liquidity, this press release includes references to Adjusted EBITDA, Adjusted net income, Diluted adjusted net income per share, and Adjusted free cash flow, all of which are non-GAAP financial measures not calculated or presented in accordance with GAAP. We have provided a reconciliation below of each non-GAAP financial measure to the most directly comparable GAAP financial measure.
Adjusted EBITDA
Adjusted EBITDA is a key metric used by our management and Board of Directors to measure operating performance and trends and to prepare and approve our annual budget. In particular, we believe the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.
Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect restructuring costs;
•Adjusted EBITDA does not reflect interest expense or other income, net;
•Adjusted EBITDA does not reflect income taxes;
•Adjusted EBITDA does not reflect certain litigation costs directly associated with our pending antitrust litigation brought by the Federal Trade Commission (“FTC”) and state attorneys general (“FTC Matter”), consisting of legal fees and related expenses that we have determined arise outside the ordinary course of our business and are nonrecurring, infrequent, or unusual. In making this determination, we considered the following factors: (1) the FTC Matter is the first legal proceeding of this nature brought against us, and we do not currently expect similar proceedings to recur; (2) the nature of the remedies sought by the FTC, including, among other things, a permanent injunction and a divestiture of assets or reconstruction of businesses, differs from the relief typically sought in our ordinary course litigation; and (3) the counterparties are a federal regulatory agency and state attorneys generals, which are distinct from the type of counterparties involved in our ordinary course litigation; and
•Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently from the way we do, limiting its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash-flow metrics, net income (loss), and our other GAAP results.
Adjusted Net Income and Diluted Adjusted Net Income Per Share
Our presentation of Adjusted net income and Diluted adjusted net income per share excludes the impact of share-based compensation, restructuring costs, FTC Matter litigation costs and income taxes. These measures are not key metrics used by our management or Board of Directors to measure operating performance or otherwise manage the business. However, we provide Adjusted net income and Diluted adjusted net income per share as supplemental information to investors, as we believe the exclusion of the results of share-based compensation, restructuring costs, FTC Matter litigation costs and income taxes facilitates investors’ operating performance comparisons on a period-to-period basis. You should not consider Adjusted net income and Diluted adjusted net income per share in isolation or as substitutes for analysis of our results as reported under GAAP.
Adjusted Free Cash Flow
We define Adjusted free cash flow as net cash provided by operating activities adjusted for purchases of property and equipment, purchases of intangible assets, net borrowings on master repurchase agreements, and the initial payment in connection with the Redfin rentals partnership. Borrowings on master repurchase agreements are used to fund Zillow Home Loans mortgage loan originations, and we consider them part of our ongoing liquidity management. The initial payment in connection with the Redfin rentals partnership was considered a one-time and nonrecurring cash flow, and we exclude it from our calculation as we believe it impacts the ability to evaluate the liquidity of our business operations on a period-to-period basis.
We have included Adjusted free cash flow in this press release as it is a key metric used by our management to evaluate the effectiveness of our business strategies and execution and our ability to consistently generate cash from our core operations on a period-to-period basis.
Our use of Adjusted free cash flow has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures. Other companies, including companies in our own industry, may calculate Adjusted free cash flow differently from the way we do, limiting its usefulness as a comparative measure.
Reconciliations of Non-GAAP Financial Measures
The following table presents a reconciliation of Adjusted EBITDA to net income (loss) for each of the periods presented (in millions, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$(4)	$2	$42	$10
Income taxes	1	—	3	—
Other income, net	(13)	(18)	(29)	(40)
Depreciation and amortization	65	67	130	132
Share-based compensation	75	99	156	196
Restructuring costs	36	—	36	—
FTC Matter litigation costs(1)	10	—	26	—
Interest expense	6	5	10	10
Adjusted EBITDA	$176	$155	$374	$308
(1) Beginning with the three months ended June 30, 2026, we calculate and report Adjusted EBITDA excluding litigation costs directly associated with the FTC Matter, which we have determined to be nonrecurring, infrequent, or unusual and outside the ordinary course of our business. We have revised Adjusted EBITDA for the three months ended March 31, 2026 to conform to the current period presentation. As a result of this revision, Adjusted EBITDA for the three months ended March 31, 2026 increased by $16 million, from $182 million as previously reported to $198 million.
The following table presents a reconciliation of Adjusted net income to net income (loss) and associated per-share metrics for each of the periods presented (in millions, except per-share data, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$(4)	$2	$42	$10
Share-based compensation	75	99	156	196
Restructuring costs	36	—	36	—
FTC Matter litigation costs(1)	10	—	26	—
Income taxes	1	—	3	—
Adjusted net income	$118	$101	$263	$206

Diluted net income (loss) per share	$(0.02)	$0.01	$0.18	$0.04
Diluted adjusted net income per share	$0.52	$0.40	$1.12	$0.81
(1) Beginning with the three months ended June 30, 2026, we calculate and report Adjusted net income and Diluted adjusted net income per share excluding litigation costs directly associated with the FTC Matter, which we have determined to be nonrecurring, infrequent, or unusual and outside the ordinary course of our business. We have revised Adjusted net income and Diluted adjusted net income per share for the three months ended March 31, 2026 to conform to the current period presentation. As a result of this revision, Adjusted net income for the three months ended March 31, 2026 increased by $16 million, from $129 million as previously reported to $145 million, and Diluted adjusted net income per share increased by $0.07, from $0.53 as previously reported to $0.60.

For periods with GAAP net loss and Adjusted net income, the Adjusted diluted weighted-average shares outstanding used in the calculation of Diluted adjusted net income per share includes potentially dilutive securities that were excluded from the calculation of Diluted net loss per share, as the effect was anti-dilutive. The following table reconciles the denominators used in the Diluted net income (loss) per share and Diluted adjusted net income per share calculations (in thousands, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Diluted weighted-average shares outstanding	227,896	251,665	233,891	253,916
Effect of dilutive securities:
Option awards	191	—	—	—
Unvested restricted stock units	114	—	—	—
Adjusted diluted weighted-average shares outstanding	228,201	251,665	233,891	253,916
The following table provides a reconciliation of Adjusted free cash flow to net cash provided by operating activities for the periods presented (in millions, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$11	$87	$211	$191
Purchases of property and equipment	(36)	(37)	(70)	(73)
Purchases of intangible assets	(9)	(7)	(19)	(115)
Net borrowings on master repurchase agreements	130	57	101	85
Initial payment in connection with Redfin rentals partnership	—	—	—	100
Adjusted free cash flow	$96	$100	$223	$188